EXHIBIT 99.1

ChinaCast Education Reports Strong Third Quarter 2011 Financial Results

Total Revenues Increased 37% Net Income Attributable to the Company Increased 30%

BEIJING, Nov. 9, 2011 /PRNewswire-Asia-FirstCall/ -- ChinaCast Education Corporation (the "Company" or "ChinaCast") (Nasdaq GS: CAST), a leading post-secondary education and e-learning services provider in China, today announced its financial results for the third quarter ended September 30, 2011.

Financial Highlights for the Third Quarter of Fiscal Year 2011(1):

•	Total revenues increased 37% year-over-year to $25.6 million
•	Net income attributable to the Company increased 30% year-over-year to $8.1 million
•	Diluted EPS of $0.16
•	Adjusted net income (non-GAAP) increased 27% year-over-year to $10.1 million
•	Adjusted diluted EPS (non-GAAP) of $0.20
•	Adjusted EBITDA (non-GAAP) increased 24% year-over-year to $14.5 million
•	Cash, cash equivalents and term deposits were $169.9 million
•	Total shareholder equity was $292.2 million or $5.90 per share

Financial Highlights for the First Nine Months of Fiscal Year 2011:

•	Total revenues increased 46% year-over-year to $74.8 million
•	Net income attributable to the Company increased 30% year-over-year to $20.4 million
•	Diluted EPS of $0.41
•	Adjusted net income (non-GAAP) increased 31% year-over-year to $27.2 million
•	Adjusted diluted EPS (non-GAAP) of $0.54
•	Adjusted EBITDA (non-GAAP) increased 30% year-over-year to $40.2 million

(1) See financial tables and the GAAP to non-GAAP reconciliation table attached to this press release.  The US dollar figures presented in this release are derived from the corresponding RMB figures from the Company's Form 10-Q for the period ended September 30, 2011, and are based on the historical exchange rate of US$1.0 = 6.4 RMB on September 30, 2011, and US$1.0 = 6.7 RMB on September 30, 2010. Such translation should not be construed to be the amount that would have been reported under US GAAP.

Ron Chan, Chairman and Chief Executive Officer commented, "Our outstanding third quarter results were driven by another strong start to the 2011-2012 academic school year which commenced in September.  Total average enrollment at our universities increased approximately 9% year-on-year while our average tuition rates increased 5%.  We continue to reinvest in the expansion of our universities, adding faculty members, new courses, and new facilities to accommodate this growth.  We believe that these improvements, which will further enhance our academic rankings, will drive sustained growth in our education business for many years to come."

Added Antonio Sena, Chief Financial Officer, "The key operating metrics that we focus on, enrollment and tuition growth, are trending well in line with our annual guidance.  We will continue to carefully evaluate our investment options and deploy capital to areas where we see the greatest potential returns to shareholders."

Third Quarter 2011 Financial Results

ChinaCast is organized into two business segments, the Traditional University Group ("TUG") and the E-Learning Services Group ("ELG").  The TUG offers fully-accredited bachelor and diploma degree programs to students from our three universities in China:  Chongqing Normal University Foreign Trade and Business College ("FTBC") in Chongqing, the Lijiang College of Guilin Normal University ("LJC") in Guilin and Hubei Industrial University Business College ("HIUBC") in Wuhan.  The ELG provides distance learning services to post-secondary institutions, K-12 schools and government/corporate enterprises via the Company's nationwide satellite broadband network platform.

Total Revenues — Total revenues in the third quarter of 2011 increased 37% to $25.6 million from $18.7 million in the third quarter of 2010 partly due to the acquisition of HIUBC in the third quarter of 2010.  TUG revenue in the third quarter of 2011 increased 46% to $16.4 million from $11.2 million in the third quarter of 2010.  Total student enrollment in the third quarter of 2011 increased to approximately 35,100 from 32,600 in the third quarter of 2010.  ELG revenue in the third quarter of 2011 increased 24% to $9.2 million from $7.4 million in the third quarter of 2010 primarily due to an increase in equipment sales.  ELG total number of post-secondary students enrolled in courses using the Company's distance learning platform in the third quarter of 2011 increased to 145,000 compared to 143,000 in the third quarter of 2010.  ELG total number of subscribing schools for K-12 distance learning services in the third quarter of 2011 remained stable year-over-year at 6,500.

Cost of Sales — Cost of sales in the third quarter of 2011 increased 42% to $13.6 million from $9.6 million in the third quarter of 2010 primarily due to an increase in depreciation of fixed assets and amortization costs of land use rights and other intangible assets associated with the acquisition of HIUBC in the third quarter of 2010 and an increase in equipment sales.

Depreciation — Depreciation in the third quarter of 2011 increased 14% to $2.7 million from $2.3 million in the third quarter of 2010 primarily due to the acquisition of HIUBC in the third quarter of 2010.

Amortization of Acquired Intangible Assets — Amortization of acquired intangible assets in the third quarter of 2011 increased 17% to $1.7 million from $1.5 million in the third quarter of 2010 primarily due to the acquisition of HIUBC in the third quarter of 2010.

Gross Profit and Gross Margin — Gross profit in the third quarter of 2011 increased 33% to $12.1 million from $9.1 million in the third quarter of 2010.   Gross profit margin in the third quarter of 2011 was 47% compared to 49% in the third quarter of 2010 due to an increase in ELG equipment sales which typically have much lower gross margins than the ELG service revenue.

Share-Based Compensation — Share-based compensation in the third quarter of 2011 increased 7% to $0.31 million from $0.29 million in the third quarter of 2010.

Operating Expenses — Operating expenses in the third quarter of 2011 increased 59% to $2.5 million compared to $1.6 million in the third quarter of 2010 primarily due to the increase in administrative expenses related to the acquisition of HIUBC in the third quarter of 2010.

Operating Income and Operating Income Margin — Operating income in the third quarter of 2011 increased 27% to $9.5 million compared to $7.5 million in the third quarter of 2010.  Operating income margin in the third quarter of 2011 was 37% compared to 40% in the third quarter of 2010.

Provision for Income Taxes — Income taxes in the third quarter of 2011 increased 25% to $1.5 million from $1.2 million in the third quarter of 2010 primarily due the increase in tax rate for the TUG business segment from 15% to 25% after the expiration of the western development preferential policy.

Net Income Attributable to the Company and Net Income Margin — Net income attributable to the Company in the third quarter of 2011 increased 30% to $8.1 million from $6.2 million in the third quarter of 2010.  Net income margin in the third quarter of 2011 was 32% compared to 33% in the third quarter of 2010.

Diluted EPS - Diluted EPS in the third quarter of 2011 were $0.16 compared to $0.12 in the third quarter of 2010.  The weighted average number of shares used in the computation was 49,504,442 for the third quarter of 2011 and 50,370,903 for the third quarter of 2010.

Adjusted Net Income and Adjusted Net Income Margin - Adjusted net income excluding share-based compensation, non-cash impairment charges and amortization of acquired intangible assets (non-GAAP) in the third quarter of 2011 increased 27% to $10.1 million from $8.0 million in the third quarter of 2010.  Adjusted net income margin (non-GAAP) in the third quarter of 2011 was 40% compared to 43% in the third quarter of 2010.

Adjusted Diluted EPS - Adjusted diluted earnings per share excluding share-based compensation expenses, non-cash impairment charges and amortization of acquired intangible assets (non-GAAP) in the third quarter of 2011 were $0.20 compared to $0.16 in the third quarter of 2010.

Adjusted EBITDA and Adjusted EBITDA Margin — Adjusted EBITDA (non-GAAP) in the third quarter of 2011 increased 24% to $14.5 million from $11.8 million in the third quarter of 2010.  Adjusted EBITDA margin (non-GAAP) in the third quarter of 2011 was 57% compared to 63% in the third quarter of 2010.

Cash and Bank Balances together with Term Deposits - Cash and bank balances together with term deposits were $169.9 million as of September 30, 2011.

Total Shareholder Equity - Total equity was $292.2 million or $5.90 per share.

First Nine Months 2011 Financial Results

Total Revenues — Total revenues in the first nine months of 2011 increased 46% to $74.8 million from $51.4million in the first nine months of 2010.  TUG revenue in the first nine months of 2011 increased 61% to $48.2 million from $29.9 million in the first nine months of 2010 primarily due to the acquisition of HIUBC in the third quarter of 2010.  ELG revenue in the first nine months of 2011 increased 23% to $26.5 million from $21.5 million in the first nine months of 2010 primarily due to an increase in equipment sales.

Cost of Sales — Cost of sales in the first nine months of 2011 increased 55% to $38.1 million from $24.6 million in the first nine months of 2010 primarily due to an increase in depreciation of fixed assets and amortization costs of land use rights and other intangible assets related to the acquisition of HIUBC in the third quarter of 2010 and an increase in equipment sales.

Depreciation — Depreciation in the first nine months of 2011 increased 36% to $7.5 million from $5.5 million in the first nine months of 2010 primarily due to the acquisition of HIUBC in the third quarter of 2010.

Amortization of Acquired Intangible Assets — Amortization of acquired intangible assets in the first nine months of 2011 increased 38% to $5.6 million from $4.1 million in the first nine months of 2010 primarily due to the acquisition of HIUBC in the third quarter of 2010.

Gross Profit and Gross Margin — Gross profit in the first nine months of 2011 increased 37% to $36.7 million from $26.8 million in the first nine months of 2010.   Gross profit margin in the first nine months of 2011 was 49% compared to 52% in the first nine months of 2010 due to an increase in ELG equipment sales.

Share-Based Compensation — Share-based compensation in the first nine months of 2011 increased 17% to $1.1 million from $0.97 million in the first nine months of 2010.

Operating Expenses — Operating expenses in the first nine months of 2011 increased 67% to $11.2 million compared to $6.7 million in the first nine months of 2010 primarily due to the increase in administrative expenses related to the acquisition of HIUBC in the third quarter of 2010.

Operating Income and Operating Income Margin — Operating income in the first nine months of 2011 increased 27% to $25.5 million compared to $20.0 million in the first nine months of 2010.  Operating income margin in the first nine months of 2011 was 34% compared to 39% in the first nine months of 2010.

Provision for Income Taxes — Income taxes in the first nine months of 2011 increased 20% to $5.0 million from $4.1 million in the first nine months of 2010 primarily due to the increase in tax rate for the TUG business segment from 15% to 25% after the expiration of the western development preferential policy.

Net Income Attributable to the Company and Net Income Margin — Net income attributable to the Company in the first nine months of 2011 increased 30% to $20.4 million from $15.7 million in the first nine months of 2010.  Net income margin in the first nine months of 2011 was 27% compared to 31% in the first nine months of 2010.

Diluted EPS - Diluted EPS in the first nine months of 2011 were $0.41 compared to $0.33 in the first nine months of 2010.  The weighted average number of shares used in the computation was 50,057,748 in the first nine months of 2011 and 48,176,902 in the first nine months of 2010.

Adjusted Net Income and Adjusted Net Income Margin - Adjusted net income excluding share-based compensation, non-cash impairment charges and amortization of acquired intangible assets (non-GAAP) in the first nine months of 2011 increased 31% to $27.2 million from $20.8 million in the first nine months of 2010.  Adjusted net income margin (non-GAAP) in the first nine months of 2011 was 36% compared to 40% in the first nine months of 2010.

Adjusted Diluted EPS - Adjusted diluted earnings per share excluding share-based compensation expenses, non-cash impairment charges and amortization of acquired intangible assets (non-GAAP) in the first nine months of 2011 were $0.54 compared to $0.43 in the first nine months of 2010.

Adjusted EBITDA and Adjusted EBITDA Margin — Adjusted EBITDA (non-GAAP) in the first nine months of 2011 increased 30% to $40.2 million from $31.0 million in the first nine months of 2010.  Adjusted EBITDA margin (non-GAAP) in the first nine months of 2011 was 54% compared to 60% in the first nine months of 2010.

Financial Outlook for Fiscal Year 2011

For the fiscal year ending December 31, 2011, the Company reiterates its guidance as follows:

•	Total net revenue is expected to be between $97 million to $99 million representing a year-on-year increase of 24% to 27%.
•
Adjusted net income excluding share-based compensation, amortization of acquired intangibles, gain on disposal of property and equipment and impairment expenses (non-GAAP) is expected to be at the higher end of $32 million to $34 million representing a year-on-year increase of at least 25%.

•	Based on the current weighted average shares and the higher tax rate accrual used in computation, adjusted diluted EPS (non-GAAP) is expected to be at the higher end of $0.64 to $0.68.
•	Adjusted EBITDA excluding share-based compensation (non-GAAP) is expected to be at the higher end of $50 million to $52 million representing a year-on-year increase of at least 25%.

This is the Company's current and preliminary view, which is subject to change.

Conference Call Information

ChinaCast's management team will host an earnings conference call at 8:00 am ET, Thursday, November 10, 2011.  The dial-in details for the earnings conference call are as follows:

Earnings Call Telephone Numbers:

US/Canada Toll Free:  +877-303-9226
International:  +1-760-666-3566

A replay of the earnings conference call will be available at the following numbers:

Replay Telephone Numbers:

US/Canada Toll Free:  +1-855-859-2056
International:  +1-404-537-3406
Replay Pass Code:  22274982

The replay will be available starting at 11:00 am ET, Thursday, November 10, 2011, through 11:59 pm ET, Thursday, November 17, 2011.

Additionally, a live and archived version of the earnings call will be available at www.chinacasteducation.com. Please access the website approximately 10 minutes prior to the start time in order to download and install any necessary software.

About ChinaCast Education Corporation

Established in 1999, ChinaCast Education Corporation is a leading post-secondary education and e-learning services provider in China. The Company provides post-secondary degree and diploma programs through its three fully accredited universities:  The Foreign Trade and Business College of Chongqing Normal University located in Chongqing; Lijiang College of Guangxi Normal University located in Guilin; and Hubei Industrial University Business College located in Wuhan.  These universities offer four year and three year, career-oriented bachelor's degree and diploma programs in business, finance, economics, law, IT, engineering, hospitality and tourism management, advertising, language studies, art and music.

The Company also provides e-learning services to post-secondary institutions, K-12 schools, government agencies and corporate enterprises via its nationwide satellite broadband network. These services include interactive distance learning applications, multimedia education content delivery and vocational training courses. The Company is listed on the NASDAQ Global Select Market with the ticker symbol CAST.

Safe Harbor Statement

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements express our current expectations or forecasts of possible future results or events, including projections of future performance, statements of management's plans and objectives, future contracts, and forecasts of trends and other matters. These projections, expectations and trends are dependent on certain risks and uncertainties including such factors, among others, as growth in demand for education services, smooth and timely implementation of new training centers and other risk factors listed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010. Forward-looking statements speak only as of the date of this filing, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. You can identify these statements by the fact that they do not relate strictly to historic or current facts and often use words such as "anticipate," "estimate," "expect," "believe," "will likely result," "outlook," "project" and other words and expressions of similar meaning. No assurance can be given that the results in any forward-looking statements will be achieved and actual results could be affected by one or more factors, which could cause them to differ materially. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act.

About Non-GAAP Financial Measures

To supplement our consolidated financial statements, which statements are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: adjusted net income, adjusted net-income margin, adjusted EPS (basic and diluted), adjusted EBITDA and adjusted EBITDA margin. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned "Reconciliations of non-GAAP results of operations measures to the nearest comparable GAAP measures" included at the end of this release.

We use these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenses and expenditures that may not be indicative of our recurring core business operating results."  These non-GAAP financial measures exclude from our operating performance not only non-cash charges, such as stock-based compensation, but also discrete cash charges that are infrequent in nature. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to our historical performance and liquidity as well as comparisons to our competitors' operating results. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.  The accompanying tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

CONTACT:

ChinaCast Education
Michael J. Santos, President-International
+1-347-788-0030
mjsantos@chinacasteducation.com

MZ Group
Ted Haberfield, President
MZ North America, IR
+1-760-755-2716
thaberfield@hcinternational.net

CHINACAST EDUCATION CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) (In thousands, except share-related data)

		As of September 30,		As of December 31,
		2011	2011	2010
	$	US	RMB	RMB
Assets
Current assets:
Cash and cash equivalents		75,359	482,300	244,403
Term deposits		94,531	605,000	704,000
Accounts receivable		8,297	53,098	59,420
Inventory		149	955	993
Prepaid expenses and other current assets		4,484	28,698	48,221
Amounts due from related parties		537	3,438	3,438
Deferred tax assets		264	1,688	2,972
Current portion of prepaid lease payments for land use rights		640	4,097	3,986
Total current assets		184,261	1,179,274	1,067,433
Non-current deposits		6,680	42,752	7,388
Prepayment for construction projects		6,797	43,502	-
Property and equipment, net		115,288	737,846	763,926
Prepaid lease payments for land use rights - non-current		27,244	174,361	177,544
Acquired intangible assets, net		10,142	64,909	100,816
Long-term investments		469	3,000	3,000
Goodwill		120,932	773,967	774,083
Total assets		471,813	3,019,611	2,894,190

	As of September 30,		As of December 31,
	2011	2011	2010
	US$	RMB	RMB

Liabilities and equity
Current liabilities:
Accounts payable (including accounts payable of the consolidated VIE without recourse to ChinaCast Education Corporation of RMB682 and RMB1,635 as of September 30, 2011 and December 31, 2010, respectively)	7,350	47,042	48,602
Accrued expenses and other current liabilities (including accrued expenses and other liabilities of the consolidated VIE without recourse to ChinaCast Education Corporation of RMB17,209 and RMB17,462 as of September 30, 2011 and December 31, 2010, respectively)	30,627	196,023	270,703
Deferred revenues	54,876	351,208	262,824
Income taxes payable (including income taxes payable of the consolidated VIE without recourse to ChinaCast Education Corporation of RMB4,294 and RMB4,844 as of September 30, 2011 and December 31, 2010, respectively)	18,000	115,198	99,461
Current portion of long-term bank borrowings (including current portion of long-term bank borrowings of the consolidated VIE without recourse to ChinaCast Education Corporation of nil as of September 30, 2011 and December 31, 2010)	29,813	190,800	170,000
Other borrowings(including other borrowings of the consolidated VIE without recourse to ChinaCast Education Corporation of nil as of September 30, 2011 and December 31, 2010)	-	-	1,500
Total current liabilities	140,666	900,271	853,090
Non-current liabilities:
Long-term deposit received	1,506	9,636	9,270
Long-term bank borrowings (including long-term bank Borrowings of the consolidated VIE without recourse to ChinaCast Education Corporation of nil as of September 30, 2011 and December 31, 2010)	10,938	70,000	90,000
Deferred tax liabilities — non-current (including deferred tax liabilities — non-current of the consolidated VIE without recourse to ChinaCast Education Corporation of nil as of September 30, 2011 and December 31, 2010)	7,264	46,491	51,503
Unrecognized tax benefits — non-current (including unrecognized tax benefits of the consolidated VIE without recourse to ChinaCast Education Corporation of RMB6,205 and RMB5,799 as of September 30, 2011 and December 31, 2010, respectively)	19,241	123,142	109,933
Total non-current liabilities	38,949	249,269	260,706

Total liabilities	179,615	1,149,540	1,113,796
Commitments and contingencies
Equity:
Preferred stock (US$0.0001 par value; 500,000 shares authorized; none issued or outstanding)	-	-	-
Ordinary shares (US$0.0001 par value; 100,000,000 shares authorized; 49,020,291 and 49,778,952 shares issued and outstanding as of September 30, 2011 and December 31, 2010, respectively)	6	36	36
Additional paid-in capital	232,351	1,487,047	1,510,527
Statutory reserve	7,443	47,634	47,671
Accumulated other comprehensive loss	(360)	(2,295)	(3,194)
Retained earnings	51,632	330,443	199,862

Total ChinaCast Education Corporation shareholders' equity	291,072	1,862,865	1,754,902
Noncontrolling interest	1,126	7,206	25,492

Total equity	292,198	1,870,071	1,780,394

Total liabilities and equity	471,813	3,019,611	2,894,190

CHINACAST EDUCATION CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (Unaudited) (In thousands, except share-related data)

	For the three months ended September 30,			For the nine months ended September 30,
	2011	2011	2010	2011	2011	2010
	US$	RMB	RMB	US$	RMB	RMB

Revenues:
Service	23,708	151,732	122,195	70,197	449,262	341,170
Equipment	1,915	12,256	2,924	4,555	29,153	2,955

	25,623	163,988	125,119	74,752	478,415	344,125

Cost of revenues:
Service	(11,645)	(74,527)	(61,358)	(33,552)	(214,731)	(161,713)
Equipment	(1,914)	(12,251)	(2,832)	(4,535)	(29,022)	(2,832)

	(13,559)	(86,778)	(64,190)	(38,087)	(243,753)	(164,545)

Gross profit	12,064	77,210	60,929	36,665	234,662	179,580

Operating (expenses) income:

Selling and marketing expenses (including share-based compensation of nil for the three months ended September 30 for 2011 and 2010, share-based compensation of nil and RMB410 for the nine months ended September 30 for 2011 and 2010, respectively)	(44)	(281)	(394)	(156)	(1,000)	(1,702)
General and administrative expenses (including share-based compensation of RMB1,974 and RMB1,922 for the three months ended September 30 for 2011 and 2010, respectively, share-based compensation of RMB7,289 and RMB6,114 for the nine months ended September 30 for 2011 and 2010, respectively)	(3,827)	(24,494)	(19,739)	(12,266)	(78,505)	(52,291)
Foreign exchange loss	(61)	(393)	(4)	(154)	(988)	(557)
Gain from change in contingent consideration	1,344	8,601	9,467	1,344	8,601	9,467
Other operating income	44	280	(34)	62	398	180

Total operating expenses, net	(2,544)	(16,287)	(10,704)	(11,170)	(71,494)	(44,903)

	For the three months ended September 30,			For the nine months ended September 30,
	2011	2011	2010	2011	2011	2010
	US$	RMB	RMB	US$	RMB	RMB

Income from operations	9,520	60,923	50,225	25,495	163,168	134,677
Interest income	673	4,306	3,650	1,943	12,437	10,138
Interest expense	(777)	(4,974)	(4,058)	(1,988)	(12,723)	(10,623)
Income before provision for income taxes and earnings in equity method investments	9,416	60,255	49,817	25,450	162,882	134,192
Provision for income taxes	(1,454)	(9,306)	(7,791)	(4,950)	(31,679)	(27,540)
Net income before earnings in equity investments	7,962	50,949	42,026	20,500	131,203	106,652
Loss in equity investments	-	-	(26)	-	-	(86)
Income from continuing operation, net of tax	7,962	50,949	42,000	20,500	131,203	106,566
Discontinued operations
Loss from discontinued operations, net of taxes of nil for the three months and nine months ended September 30 for 2011 and 2010:	(110)	(701)	100	(265)	(1,694)	100
Gain from disposal of discontinued operations	268	1,716	-	268	1,716	-
Net income	8,120	51,964	42,100	20,503	131,225	106,666
Less: Net income attributable to non-controlling interest	(39)	(248)	(559)	(101)	(644)	(1,427)
Net income attributable to ChinaCast Education Corporation	8,081	51,716	41,541	20,402	130,581	105,239
Net income	8,120	51,964	42,100	20,503	131,225	106,666
Foreign currency translation adjustments	75	477	338	141	899	1,994
Comprehensive income	8,195	52,441	42,438	20,644	132,124	108,660
Comprehensive income attributable to non-controlling interest	(2,792)	(17,869)	(510)	(2,857)	(18,286)	(1,377)
Comprehensive income attributable to ChinaCast Education Corporation	5,403	34,572	41,928	17,787	113,838	107,283

Net income per share
Income from continuing operations attributable to ChinaCast Education Corporation per share:
Basic	0.16	1.03	0.83	0.41	2.63	2.21
Diluted	0.16	1.01	0.82	0.41	2.60	2.18

Income from discontinued operations attributable to ChinaCast Education Corporation per share:
Basic	-	0.03	-	-	0.01	-
Diluted	-	0.03	-	-	0.01	-

Net income attributable to ChinaCast Education Corporation per share:
Basic	0.16	1.06	0.83	0.41	2.64	2.21
Diluted	0.16	1.04	0.82	0.41	2.61	2.18

Weighted average shares used in computation:
Basic	49,009,512	49,009,512	49,834,291	49,531,187	49,531,187	47,693,969
Diluted	49,504,442	49,504,442	50,370,903	50,057,748	50,057,748	48,176,902

CHINACAST EDUCATION CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (In thousands)

	For the nine months ended September 30,
	2011	2011	2010
	US$	RMB	RMB

Cash flows from operating activities:
Net income	20,503	131,225	106,666
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	7,453	47,701	36,832
Amortization of acquired intangible assets	5,610	35,907	27,231
Amortization of land use rights	480	3,072	2,510
Share-based compensation	1,139	7,289	6,522
Loss on disposal of property, plant and equipment	29	183	-
Loss in equity investments	-	-	86
Gain on disposal of discontinued operation	(268)	(1,716)	-
Change in fair value of contingent consideration-prior year	(1,344)	(8,601)	-
Changes in assets and liabilities:
Accounts receivable	877	5,610	4,823
Inventory	3	21	(52)
Prepaid expenses and other current assets	4,534	29,017	(3,607)
Non-current deposits	(3,348)	(21,422)	5390
Amounts due from related parties	-	-	2,950
Accounts payable	(244)	(1,560)	(2,657)
Accrued expenses and other current liabilities	1,004	6,427	(13,158)
Deferred revenues	14,617	93,549	159,699
Income taxes payable	2,459	15,737	19,656
Deferred tax assets	167	1,069	931
Deferred tax liabilities	(783)	(5,012)	(4,765)
Unrecognized tax benefits	2,134	13,655	13,320
Net cash provided by operating activities	55,022	352,151	362,377
Cash flows from investing activities:
Repayment from advance to related party	-	-	62
Purchase of subsidiaries, net of cash acquired	-	-	(374,374)
Cash in the disposed subsidiary	(1,596)	(10,214)	-
Purchase of property and equipment	(6,805)	(43,553)	(54,708)
Purchase of term deposits	(94,531)	(605,000)	(93,000)
Proceeds from maturity of term deposits	110,000	704,000	-
Deposits for investments	(80)	(510)	(3,000)
Deposit for land use rights	(2,022)	(12,942)	-
Prepayment for construction projects	(6,797)	(43,502)	-
Net cash used in investing activities	(1,831)	(11,721)	(525,020)

	For the nine months ended September 30,
	2011	2011	2010
	US$	RMB	RMB

Cash flows from financing activities:
Payment of deferred consideration paid for acquisition of subsidiary	(10,956)	(70,120)	-
Other borrowings raised	5,313	34,000	93,500
Repayment of other borrowings	(5,547)	(35,500)	(92,200)
Bank borrowings raised	20,281	129,800	80,000
Bank borrowings repaid	(20,156)	(129,000)	(94,400)
Repayment of capital lease obligation	-	-	(10)
Cash received from noncontrolling interest for establishing joint venture	-	-	20,000
Share repurchase	(4,808)	(30,769)	-
Deposit for bank borrowing guarantee	(781)	(5,000)	-
Collection of deposit for bank borrowing guarantee	625	4,000	-
Proceeds from issuance of share, net of issuance costs	-	-	232,970
Net cash provided by/(used in) financing activities	(16,029)	(102,589)	239,860
Effect of foreign exchange rate changes	9	56	308
Net increase in cash and cash equivalents	37,171	237,897	77,525
Cash and cash equivalents at beginning of the period	38,188	244,403	327,628

Cash and cash equivalents at end of the period	75,359	482,300	405,153
Supplemental noncash investing and financing activities:
Consideration receivable from disposal of QPU	1,875	12,000	-
NCI eliminated due to disposal of QPU	(106)	(677)	-

Non-GAAP figures
			YoY
	3 months ended	3 months ended	%change
	30/9/2011	30/9/2010	+/(-)
	US$'000	US$'000
Adjusted Net Income (Non-GAAP)
Net income attributable to ChinaCast Education Corporation	8,081	6,200	30.34
Share-based Compensation	308	287	7.32
Amortization of Acquired Intangible Assets	1,746	1,492	17.02
Adjusted Net Income (non-GAAP)	10,135	7,979	27.02
Adjusted Net Margin (non-GAAP)	39.60%	42.70%
Adjusted Diluted EPS (Non-GAAP)	0.20	0.16	25.00

Adjusted EBITDA (Non-GAAP)
Net income attributable to ChinaCast Education Corporation	8,081	6,200	30.34
Depreciation	2,654	2,333	13.76
Amortization of Acquired Intangible Assets	1,746	1,492	17.02
Amortization of Land Use Rights	160	132	21.21
Share-based Compensation	308	287	7.32
Interest Income	-673	-545	23.49
Interest Expense	777	606	28.22
Provision for income taxes	1,454	1,163	25.02
Earnings in equity investments	-	4	-100
Net income attributable to noncontrolling interest	39	83	-53.01
Adjusted EBITDA(non-GAAP)	14,546	11,755	23.74
Adjusted EBITDA Margin (non-GAAP)	56.80%	62.90%

			YoY
	9 months ended	9 months ended	%change
	30/9/2011	30/9/2010	+/(-)
	US$'000	US$'000
Adjusted Net Income (Non-GAAP)
Net income attributable to ChinaCast Education Corporation	20,402	15,707	29.89
Share-based Compensation	1,139	973	17.06
Amortization of Acquired Intangible Assets	5,610	4,064	38.04
Adjusted Net Income (non-GAAP)	27,151	20,744	30.89
Adjusted Net Margin (non-GAAP)	36.30%	40.40%
Adjusted Diluted EPS (Non-GAAP)	0.54	0.43	25.58

Adjusted EBITDA (Non-GAAP)
Net income attributable to ChinaCast Education Corporation	20,402	15,707	29.89
Depreciation	7,453	5,497	35.58
Amortization of Acquired Intangible Assets	5,610	4,064	38.04
Amortization of Land Use Rights	480	375	28
Share-based Compensation	1,139	973	17.06
Interest Income	-1,943	-1,513	28.42
Interest Expense	1,988	1,586	25.35
Provision for income taxes	4,950	4,110	20.44
Earnings in equity investments	-	13	-100
Net income attributable to noncontrolling interest	101	213	-52.58
Adjusted EBITDA(non-GAAP)	40,180	31,025	29.51
Adjusted EBITDA Margin (non-GAAP)	53.80%	60.40%